REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS              F-2

CONSOLIDATED  FINANCIAL  STATEMENTS
   Consolidated  balance  sheet                                      F-3
   Consolidated  statements  of  operations                          F-4
   Consolidated statements of shareholders' equity (deficiency)      F-5 to F-6
   Consolidated statements  of  cash  flows                          F-7 to F-8
   Notes  to  consolidated  financial  statements                    F-9 to F-31

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

The Board of Directors and Shareholders of BrightCube, Inc. (formerly Photoloft, Inc.)

We have audited the accompanying consolidated balance sheet of BrightCube, Inc. (formerly Photoloft, Inc. or the Company) as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing principles generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BrightCube, Inc. (formerly Photoloft, Inc.) as of December 31, 2001 and the results of its operations and cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit of $27,554,200 as of December 31, 2001 and incurred a net loss of $11,828,300 for the year ended December 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

/s/  BDO  Seidman,  LLP

San  Francisco, California
February 22, 2002, except for Note 16 which is as of March 13, 2002

                         BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                                 CONSOLIDATED BALANCE SHEET


                                                                          DECEMBER 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 10 and 11)                               $          237,200
Restricted cash (Note 7)                                                            345,000
Accounts receivable, net of allowance for doubtful accounts of $63,000              297,000
Inventory                                                                           348,400
Prepaid expenses and other current assets  (Note 15)                                213,700
-----------------------------------------------------------------------  -------------------

TOTAL CURRENT ASSETS                                                              1,441,300
PROPERTY AND EQUIPMENT, net (Note 3)                                                309,300
EXCESS OF COST OVER NET ASSETS ACQUIRED, NET (Note 2)                             3,768,000
OTHER ASSETS                                                                         45,100
-----------------------------------------------------------------------  -------------------

TOTAL ASSETS                                                             $        5,563,700
                                                                         ===================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable to bank (Note 7)                                            $          345,000
Accounts payable                                                                    806,800
Accrued expenses (Notes 4)                                                          220,700
Deferred revenue (Note 15)                                                           63,500
Payable to shareholders (Note 12)                                                   620,500
                                                                         -------------------

TOTAL CURRENT LIABILITIES                                                         2,056,500
                                                                         -------------------

COMMITMENTS AND CONTINGENCIES (NOTES 5,6,10 and 16)

SHAREHOLDERS' EQUITY (Notes 1, 2, 6,7,8 and 16) :
Preferred stock, $0.001 par value; 500,000 shares
    authorized; no shares issued and outstanding                                         --
Common stock, $0.001 par value; 200,000,000 shares
    authorized; 77,641,995 shares issued and outstanding                             77,600
Additional paid in capital                                                       30,983,800
Accumulated deficit                                                             (27,554,200)
                                                                         -------------------

TOTAL SHAREHOLDERS' EQUITY                                                        3,507,200
                                                                         -------------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                 $        5,563,700
                                                                         ===================

          See accompanying notes to consolidated financial statements.

                             BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                               CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEARS ENDED DECEMBER 31,
                                                                            2001              2000
  Revenues                                                            $      1,568,000   $           -
  Cost of revenues                                                           1,006,700               -
                                                                      -----------------  --------------
  Gross Profit                                                                 561,300               -
                                                                      -----------------  --------------

  OPERATING EXPENSES:
  Sales and marketing                                                        1,184,700               -
  General and administrative, including goodwill impairment loss of         10,427,800               -
      $4,711,800 in 2001 (Note 1)
                                                                      -----------------  --------------
  TOTAL OPERATING EXPENSES                                                  11,612,500               -
                                                                      -----------------  --------------

  Loss from operations                                                     (11,051,200)              -
                                                                      -----------------  --------------

  OTHER INCOME (EXPENSE):
  Interest income                                                               26,700               -
  Other income (Note 15)                                                       126,200               -
  Interest and other expense (Note 8)                                         (542,200)              -
                                                                      -----------------  --------------
  TOTAL OTHER INCOME (EXPENSE):                                               (389,300)              -
                                                                      -----------------  --------------
  LOSS BEFORE INCOME TAXES                                                 (11,440,500)
  Income tax expense (Note 9)                                                    2,400               -
                                                                      -----------------  --------------
  LOSS FROM CONTINUING OPERATIONS                                          (11,442,900)              -

  DISCONTINUED OPERATIONS (Note 14):
       Loss from discontinued operations                                      (978,500)    (11,074,300)
       Gain on disposal of discontinued operations                             593,100               -
                                                                      -----------------  --------------
                                                                              (385,400)    (11,074,300)
                                                                      -----------------  --------------

  NET LOSS                                                                 (11,828,300)    (11,074,300)

  Deemed dividend on redemption of
       Series A Preferred Stock (Note 8)
                                                                                     -        (357,000)
                                                                      -----------------  --------------
  NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS                           $    (11,828,300)  $ (11,431,300)
                                                                      =================  ==============
  Basic and diluted loss per share:
       Continuing Operations                                          $          (0.16)  $           -
       Discontinuing Operations                                                  (0.01)          (0.35)
                                                                      =================  ==============
  Net Loss                                                            $          (0.17)  $       (0.35)
                                                                      =================  ==============
  Basic and diluted weighted-average common shares outstanding              70,016,600      32,788,300
                                                                      =================  ==============

          See accompanying notes to consolidated financial statements.

                                        BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)


                                                   PREFERRED  STOCK         COMMON STOCK
                                               ------------------------  -------------------
                                                                                               Additional      Deferred
                                                                                                Paid-in
(Notes 1,2,6,7,8, and 16)                        Shares       Amount       Shares    Amount     Capital      Compensation
                                               ----------  ------------  ----------  -------  ------------  --------------
BALANCES, December 31, 1999                      -------   $   -------   12,881,875  $12,900  $ 4,904,500   $    (481,200)
Sale of Series A preferred stock,
    net of issuance costs of $79,500                 106     1,060,000           --       --      (79,500)             --
Sale of common stock warrants                         --            --           --       --       10,000              --
Redemption of Series A preferred
    stock                                           (106)   (1,060,000)          --       --     (212,000)             --
Sale of Series B convertible
    preferred Stock                                  900         9,000           --       --           --              --
Private placement of common stock, net
    of cash issuance costs of $1,089,200              --            --   10,646,600   10,700   12,208,100              --
Conversion of Series B convertible
    Preferred stock                                 (900)       (9,000)  27,914,023   27,900      (18,900)             --
Shares and warrants issued for services
    relating to the private placement of
    common stock                                      --            --       28,000       --    1,263,000              --
Offering costs relating to shares and
    warrants issued for services relating to
     private placement of common stock                --            --           --       --   (1,263,000)             --
Exercise of stock options and warrants                --            --      301,432      300       65,000              --
Deferred stock compensation                           --            --           --       --      273,000        (273,000)
Amortization of deferred stock
    compensation                                      --            --           --       --           --         596,000
Compensation associated with stock
    option grants                                     --            --           --       --    3,053,700          24,700
Shares issued for services                            --            --      237,500      200      312,300        (178,100)
Shares issued for EVG acquisition                     --            --   14,984,000   15,000    7,776,700              --
Net loss                                              --            --           --       --           --              --
=============================================  ==========  ============  ==========  =======  ============  ==============

BALANCES, December 31, 2000                           --            --   66,993,430   67,000   28,292,900        (311,600)


Private placement of common stock, net of
    issuance cost of $43,100                          --            --    6,750,000    6,800    1,300,100              --

Exercise of stock options and warrants                                      500,500      500       49,700              --
Compensation associated with stock option
    grants                                            --            --           --       --      370,500              --
Bridge loan interest associated with
    Warrant grant                                     --            --           --       --      475,000              --
Amortization of deferred stock
     compensation                                     --            --           --       --           --         311,600
Shares and warrants issued for services               --            --      189,417      100      145,900              --
Contingent shares issued for  EVG
    acquisition                                                           3,208,648    3,200      349,700              --
Net Loss
                                               ----------  ------------  ----------  -------  ------------  --------------
BALANCES, December 31, 2001                            -   $         -   77,641,995  $77,600  $30,983,800   $         ---
                                                           ============  ==========  =======  ============  ==============

                                                              Retained Earnings
                                                            (Accumulated Deficit)       Total
BALANCES,  December 31, 1999                                           (4,651,600)      (215,400)

Sale of Series A preferred stock,
    net of issuance costs of $79,500                                           --        980,500
Sale of common stock warrants                                                  --         10,000
Redemption of Series A preferred stock                                         --     (1,272,000)
Sale of Series B convertible preferred stock                                   --          9,000
Private placement of common stock, net of
    cash issuance costs of  $1,089,200                                         --     12,218,800
Conversion of Series B convertible preferred stock                             --             --
Shares and warrants issued for services relating
    to the private placement of common stock                                   --      1,263,000
Offering costs relating to shares and warrants
     issued for services relating to the private placement
    of common stock                                                            --     (1,263,000)
Offering costs relating to shares and warrants issued for
    services relating to private placement of common stock                     --         65,300
Deferred stock compensation                                                    --             --
Amortization of deferred stock compensation                                    --        596,000
Compensation associated with stock option grants                               --      3,078,400
Shares issued for services                                                     --        134,400
Shares issued for EVG acquisition                                              --      7,791,700
Net loss                                                              (11,074,300)   (11,074,300)
----------------------------------------------------------  ----------------------  -------------

BALANCES, December 31, 2000                                           (15,725,900)    12,322,400



Private placement of common stock,  net of issuance
     cost of $43,100                                                                   1,306,900
Exercise of stock options and warrants                                                    50,200
Compensation associated with stock option grants                                         370,500
Bridge loan interest associated with warrant grant                                       475,000
Amortization of deferred stock compensation                                              311,600
Shares and warrants issued for services                                                  146,000
Contingent shares issued for EVG acquisition                                             352,900
Net Loss                                                              (11,828,300)   (11,828,300)
                                                            ----------------------  -------------

BALANCES, December 31, 2001                                 $         (27,554,200)  $  3,507,200
                                                            ======================  =============

          See accompanying notes to consolidated financial statements.

                         BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                            CONSOLIDATED STATEMENTS OF CASH FLOWS


DECEMBER 31,                                                        2001           2000
                                                                -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Loss from Continuing Operations                               $(11,442,900)  $         --
  Adjustments to reconcile net loss to net cash
   Used in operating activities:
     Interest expense relating to stock warrants issued              475,000              -
     Depreciation                                                    245,500              -
     Compensation relating to stock options and warrants             682,100              -
     Provision for possible losses                                    33,400              -
     Loss on disposal of fixed assets                                  7,700              -
     Goodwill Impairment Loss                                      4,711,800              -
     Amortization of excess of cost over net assets acquired       1,368,100              -
      loss from discontinued operations                             (978,500)   (11,074,300)
     Gain on disposal of discontinued operations                     593,100              -
     Changes in operating assets and liabilities:
        Accounts receivable                                         (244,900)             -
        Inventory                                                   (168,700)             -
        Prepaid expenses and other current assets                    141,800              -
        Accounts payable                                             301,800              -
        Accrued expenses                                            (194,400)             -
        Deferred revenue                                              63,500              -
                                                                -------------  -------------

NET CASH USED IN CONTINUING OPERATIONS                            (4,405,600)   (11,074,300)
CHANGE IN ASSETS AND LIABILITIES OF DISCONTINUED
      OPERATIONS                                                  (1,397,700)     3,754,100
                                                                -------------  -------------

NET CASH USED IN OPERATING ACTIVITIES                             (5,803,300)    (7,320,200)
                                                                -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal received under note receivable                                --        250,000
  Other assets                                                        22,900         (3,700)
  Purchase of property and equipment                                 (45,600)      (306,500)
  Proceeds from disposal of discontinued operations                1,020,000            ---
                                                                =============  =============

  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:               997,300        (60,200)
                                                                -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Bank Overdraft                                                           -       (219,200)
  Repayments on notes payable to bank                               (345,000)             -
  Proceeds from note and loans payable to shareholder                588,800              -
  Net proceeds from issuance of stock                              1,306,900     13,273,600
  Proceeds from exercise of options and warrants                      50,200         10,000
  Restricted Cash                                                   (345,000)            --
  Payment of Note Payable to Related Party                                --       (800,000)
  Payment for redemption of preferred stock                               --     (1,272,000)
                                                                -------------  -------------


                                      F-7

  NET CASH PROVIDED BY FINANCING ACTIVITIES                        1,255,900     10,992,400
                                                                -------------  -------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS              (3,550,100)     3,612,000

  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     3,787,300        175,300
                                                                -------------  -------------
  CASH AND CASH EQUIVALENTS, END OF YEAR                        $    237,200   $  3,787,300
                                                                =============  =============


          See accompanying notes to consolidated financial statements.

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY  OF  ACCOUNTING  POLICIES

The  Company

BrightCube, Inc. (formerly Photoloft, Inc., a publicly traded shell corporation) (the Company), a Nevada corporation, was incorporated on January 23, 1986.

On March 1, 1999, the Company completed the acquisition of 100% of the outstanding common stock of Photoloft, Inc.(Photoloft) in exchange for 9,579,268 shares of the Company's $.001 par value common stock. For accounting purposes, the acquisition has been treated as the acquisition of the Company by Photoloft, with Photoloft as the acquirer (reverse acquisition). The shares held by the shareholders of the Company prior to the acquisition have been recognized as if they were issued in connection with the acquisition of the Company by Photoloft.

Photoloft, a California corporation, was incorporated on November 17, 1993. Photoloft was a developer and provider of digital imaging infrastructure for the photography markets.

On December 20, 2000, the Company completed its acquisition of Extreme Velocity Group, Inc. (EVG), a California corporation (see Note 2). EVG was a Los Angeles based corporation, which provided Internet and imaging solutions to the art market. EVG had a proprietary line of digital papers for use on high quality ink-jet printers, which it designed and distributed. In addition, EVG had a paying subscription based network of independent art frame shops nationwide, which received e-commerce and marketing support from EVG.

During May 2001, the Company's Board of Director's decided to either sell or close the operations of the Company's Photoloft or ASP Services division. In November 2001, the Company sold this division's assets for $1,020,000 (Note 14).

Basis  of  Presentation  and  Going  Concern  Uncertainty

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company had an accumulated deficit of $27,554,200 as of December 31, 2001 and incurred a net loss of $11,828,300 for the year ended December 31, 2001.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required and ultimately to attain profitability. The Company is actively marketing its existing and new products, which it believes will ultimately lead to profitable operations. The Company currently anticipates that its available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business operations until May 2002. After May 2002, the Company will need to seek additional funding or reduce operating expenses. However, no assurances can be given that these available funds will meet the Company's cash requirements in the future.

During February and March 2002, the Company obtained a bridge loan from outside investors with vFinance Investments, Inc. acting as the Company's placement agent, in the amount of $1,325,000 at an annual 12% interest rate, less financing and bank fees of $183,350. The funds will be used for general working capital purposes.

The Company anticipates that it will require approximately $3 to $5 million in additional capital funding during 2002 to grow as contemplated. It is estimated that 20% - 30% of these requirements will come from cash from operations. The remainder will be from equity and debt financing sources. The Company is actively seeking such financing at this time. No assurances can be given that such financing will be available on terms favorable to us, or at all. The financial statements do not handle any adjustments for the outcome of this uncertainty.

Use  of  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

Cash  and  Cash  Equivalents

The Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents.

Accounts  Receivable  and  Allowance  for  Doubtful  Accounts

The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts. An allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition
in estimating potential losses. While management uses the best    information
available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management's control.

Inventory

Inventory, consisting primarily of finished goods, is stated at the lower of cost (first-in, first-out) or market.

Property  and  Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated economic useful lives of the assets, generally ranging from three to five years.

Long-Lived Assets, Including Goodwill  and Related Impairment

The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. Should a change in circumstances suggest a possible impairment, the recoverability of long-lived assets is evaluated by comparing undiscounted estimated future net cash flows to the current carrying value. If the current carrying value is greater than the undiscounted estimated future net cash flows, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the related long-lived assets, including goodwill. The excess of cost over net assets acquired (Goodwill), which relates to the Company's acquisition of EVG, was amortized through December 31, 2001 using the straight-line method over an estimated life of seven years. Subsequent to the acquisition of EVG (see
Note 2), the Company has experienced significant decreases in actual and forecasted revenue of a portion of the acquired operations, principally due to a declining membership base in its Dealer Network (part of the Technology division) during the latter part of 2001, which indicate the recorded values of the long-lived assets were impaired. As a result, the Company performed an analysis of its long lived assets in the fourth quarter of 2001 and concluded that a $4,711,800 write-down of goodwill was necessary.

Fair  Values  of  Financial  Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash  and  cash  equivalents

     The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

     Note  payable  to  bank

     The fair value of the note payable to bank approximates cost because of the relatively short period of time to maturity and comparability to interest rates that are available to the Company for loans with similar terms and remaining maturities.

As of December 31, 2001, the fair values of the Company's financial instruments approximate their historical carrying amounts.

Revenue  Recognition

The Company's revenues are derived principally from the sale of subscriptions and digital images to a dealer network and the sale of consumable products related to the fine art and digital market.

The subscription revenues are derived from numerous customers located principally in metropolitan areas throughout the United States and billed to credit cards on a monthly basis. Generally the credit cards are billed at the end of a month of service. Product revenues from the sale of digital paper, related products and images or download of the image are recognized when delivered to the customer (generally upon shipment or download) provided no significant obligations remain and collectibility is likely.

Advertising

The cost of advertising is expensed as incurred, except for certain magazine advertisements and trade show credits which are capitalized and expensed the first time the magazine advertisement takes place or when the trade show is attended (Note 15). Included in prepaid expenses and other current assets as of December 31, 2001 is $161,200, representing the outstanding balance of the magazine advertisement and trade show credits. Advertising costs for the years ended December 31, 2001 and 2000 aggregated $273,200 and $300,500, respectively.

Income  Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

New Accounting  Pronouncements

In May 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-14, "Accounting for Certain Sales Incentives." This issue addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or are exercisable by a customer as a result of, a single exchange
transaction.   In April 2001, the EITF reached a consensus on Issue 00-25,
"Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." This issue addresses the recognition, measurement and income statement classification of consideration, other than that directly addressed by Issue 00-14, from a vendor to a retailer or wholesaler. Issue 00-25 will be effective for the Company's 2002 fiscal year. Both Issue 00-14 and 00-25 have been codified under issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." We are currently analyzing Issue 01-09. Issue 01-09 is not expected to have a material impact on the Company's financial position or results of operations, except that certain reclassifications may occur. The consensus reached in Issue 00-25 and Issue 00-14 (codified by Issue 01-09) are effective for fiscal quarters beginning after December 15, 2001.

In June 2001, the Financial Accounting Standards Board finalized SFAS No. 141, Business Combinations), and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No.142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

The Company's previous business combination (the acquisition of EVG) was accounted for using the purchase method. As of December 31 2001, the net carrying of amount of goodwill remaining is $3,768,000. Amortization expense during 2001 was $1,368,100. The Company will adopt SFAS No. 141 and SFAS No. 142 effective January 1, 2002, and as a result amortization of goodwill will cease beginning in the first quarter of 2002. As a result of a $4,711,800 goodwill write-down recorded as of December 31, 2001, management does not expect the adoption of SFAS No. 141 and SFAS No. 142 to have an adverse impact on the Company's financial position and results of operations.

In August 2001, the FASB issued SFAS No. 143 Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS No. 143 addresses financial accounting and reporting for the retirement obligation of an asset. SFAS No. 143 states that companies should recognize the asset retirement cost, at its fair value, as part of the cost asset and classify the accrued amount as a liability in the balance sheet. The asset retirement liability is then accreted to the ultimate payout as interest expense. The initial measurement of the liability would be subsequently updated for revised estimates of the discounted cash outflows. SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002. The Company does not expect that the adoption of SFAS No. 143 will have a material impact on its financial position, results of operations, or cash flows.

In October 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes the SFAS No. 121 by requiring that one accounting model to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operation to include more disposal transactions. SFAS 144 will be effective for fiscal years beginning after December 15, 2001. The Company does not expect that the adoption of the SFAS No. 144 will have a material impact on its financial position, results of operations, or cash flows.

Reclassifications

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation.

Earnings  Per  Common  Share

During 1998, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. For the years ended December 31, 2001 and 2000, options and warrants to purchase 29,748,937 and 30,008,629 shares of common stock, respectively, were excluded from computation of diluted earnings per share since their effect would be anti-dilutive.

2.   BUSINESS  ACQUISITION

On December 20, 2000, the Company closed its acquisition of EVG. Based on negotiations between the parties as set forth in the merger agreement, the Company issued an aggregate of 14,984,000 shares of common stock (the "Merger Shares") to the former shareholders of EVG in exchange for all of the outstanding stock of EVG. Also, 3,208,600 additional common shares of the
Company  were  placed  in a twelve-month escrow account as   security for the
indemnification obligations of the former EVG shareholders by the Company as set forth in the merger agreement. The shares were released from the escrow account during December 2001. EVG had no options or other rights to purchase its stock outstanding at the time of the acquisition. In addition, the Company agreed to assume and pay an $800,000 liability of EVG to Marco Fine Arts (a corporation owned by Al Marco, the principal shareholder of EVG and now our Chief Executive Officer) and assume certain lines of credit with a balance of approximately $690,000 in the aggregate. The Company paid the $800,000 from its working capital on December 21, 2000. Upon the acquisition of EVG, the former shareholders of EVG held approximately 25% of the Company's common stock.

The acquisition was accounted for as a purchase, with the assets acquired and liabilities assumed recorded at estimated fair values at the date of acquisition, and the results of EVG's operations included in the Company's financial statements from the date of acquisition. The results of operations of EVG for the period from December 20, 2000 through December 31, 2000 were insignificant. The components of purchase price and its allocation of assets and liabilities of EVG, and subsequent amortization and write-down of resulting goodwill are as follows:

Components of Purchase Price:                                      Original Purchase Price   Contingent Consideration     TOTAL
BrightCube common stock (a)                                              14,984,000 shares            3,208,600 shares
Value of common stock (b)                                         $         0.52 per share   $          0.11 per share
                                                                  $              7,791,600   $                 353,000
Acquisition costs                                                                  160,000                           0
----------------------------------------------------------------  -------------------------  -------------------------  -----------
Total purchase price                                              $              7,951,700   $                 352,900  $8,304,600
----------------------------------------------------------------  -------------------------  -------------------------

EVG shareholders' deficiency (c)                                                                                         1,584,400
                                                                                                                        -----------

Excess of cost over net assets acquired                                                                                  9,889,000
Less:  Accumulated  amortization through                                                                                (1,409,200)
      December 31, 2001                                                                                                 -----------

                                                                                                                         8,479,800
Less: Impairment charge                                                                                                 (4,711,800)
                                                                                                                        -----------

Excess of cost over net assets acquired, net                                                                            $3,768,000
                                                                                                                        ===========



          (a) 3,208,600 shares of stock were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders to the Company. These contingent shares were released from escrow and included in the purchase price on December 20, 2001.

          (b) The $0.52 per share represents the average stock price of the Company surrounding a few days before and after the terms of the EVG acquisition were agreed to and announced (December 8, 2000). The $0.11 per share represents the stock price of the Company on December 20, 2001, when the contingent shares were released from escrow.

          (c) The fair value of assets acquired and liabilities assumed approximates their book value. These assets and liabilities are summarized as follows:

              Current  assets                                  $   317,900
              Property  and  equipment,  net                       165,200
              Other  assets                                         53,600
              -----------------------------------------------  ------------
              Total assets                                         536,700
              -----------------------------------------------  ------------
              Lines of credit due bank and related party           690,000
              Due to related party                                 800,000
              Other current liabilities                            631,100
              -----------------------------------------------  ------------
              Total liabilities                                  2,121,100
              -----------------------------------------------  ------------
              Shareholders' deficiency                         $(1,584,400)
                                                               ============

As discussed above in Note 1, the Company determined that the goodwill related to a portion of the acquired operations from EVG, the Technology division's Dealer Network, was impaired and the goodwill, in total, was written down to its current estimated fair value of $3,768,000.

3.   PROPERTY  AND  EQUIPMENT

     A  summary  of  property  and  equipment  follows:

                                              December 31,
                                                 2001
            Computer and office equipment   $      571,600
            Furniture and Fixtures                  43,400
            Leasehold Improvements                 103,400
            ------------------------------  ---------------
                                                   718,400
            ------------------------------  ---------------
            Less accumulated depreciation         (409,100)
                                            $      309,300
            ==============================  ===============
Depreciation expense during the years ended December 31, 2001 and 2000 was $245,500 and $234,400, respectively.

4.   ACCRUED  EXPENSES

     A  summary  of  accrued  expenses  follows:

                                  December 31, 2001
           ---------------------  -----------------
           Vacation               $         139,800
           Professional fees                 50,300
           Salaries and wages                 6,300
           Sales Tax                         10,300
           Other                             14,000
           ---------------------  -----------------
                                  $         220,700
           =====================  =================

5.   COMMITMENTS  AND  CONTINGENCIES

Leases

The Company leases its facility and certain equipment under operating leases expiring on various years through December 2005. With the acquisition of EVG, the facility in El Segundo, CA is leased from the Company's Chief

Executive Officer and Shareholder, for $13,120 per month, subject to 5% annual increases (Note 12). The facility leases require the Company to pay certain maintenance and operating expenses, such as utilities, property taxes and insurance costs. Rent expense related to operating leases for the years ended December 31, 2001 and 2000 was $258,200 and $98,100, respectively.

A summary of the future minimum lease payments required under non-cancelable operating leases with terms in excess of one year, follows:

           Years  ending  December  31,       Amount
           -----------------------------  ----------
           2002                             $186,200
           2003                              185,700
           2004                              111,700
           2005                                4,200
           -----------------------------  ----------
           Future minimum lease payments    $487,800
           -----------------------------  ==========


Employment  Agreements

In May 2000, the Company entered into an employment agreement with an officer/director to serve as Vice Chairman and Chairman of the Executive Committee. The agreement term is until April 2002 and provides for a base salary of $240,000 and a bonus of at least 25% of base salary based on meeting certain financial goals. The Company did not meet these goals in either 2000 or 2001.

In July 2000, the Company entered into an employment agreement with an officer, expiring July 2003, to serve as President and Chief Operating Officer. The agreement provides for his nomination to the Board of Directors, an annual base salary of $240,000 and the granting of an option to purchase 1,500,000 shares of common stock. In February 2001, the Company entered into a Separation and General Release Agreement under which this executive terminated his employment and immediately vested options to purchase 500,000 shares of common stock at an exercise price of $1.38 per share. The contractual life of these options was extended for two years, and as such, will expire in January 2003. The original option grant, based on his July 2000 employment contract,
was for 1,500,000 options vesting over three years.   As of February 2001, he
had vested in approximately 250,000 shares of his option grant, and therefore, the Separation and General Release Agreement resulted in the accelerated vesting of 250,000 additional options. For accounting purposes, the Company treated the accelerated options as a new grant to a non-employee resulting in additional expense of $65,400 under SFAS No. 123.

In December 2000, the Company entered into an employment agreement with an officer to serve as Chief Executive Officer, reporting to the Board of Directors for a period of three years. The employment agreement provides that the officer receives an annual base salary of $240,000 and a discretionary bonus based on whether certain revenue levels attained by the Company in 2001. If such targets are met, the officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's common stock equal to 120% of Base Salary divided by the average closing stock price. The Company did not meet the criteria necessary for the bonus in 2001 and no such bonus was accrued or paid. The officer was granted an option to purchase 1,500,000 shares of the Common Stock, at an exercise price equal to $0.34 per share, vesting over three years.

In December 2000, the Company entered into two employment agreements with substantially the same terms with two officers. The employment agreements are for three years. The employment agreement provides that the officers will receive an annual base salary of $100,000 each and a discretionary bonus based on certain revenue levels attained by the Company in 2001. The officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's Common Stock equal to 120% of Base Salary divided by the average closing stock price. The Company did not meet the criteria necessary for the bonus in 2001, and no such bonus was accrued or paid. The officers were granted an option to purchase 500,000 shares of the Common Stock at an exercise price of $0.34 per share, vesting over three years.

In November 2001, the Company entered into an employment agreement with an officer with substantially the same terms as the agreements with the two officers referred to above. The employment agreement is for three years. The employment agreement provides that the officer will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue levels attained by the Company in 2001. The officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's Common Stock equal to 120% of Base Salary divided by the average closing stock price. The Company did not meet the criteria necessary for the bonus in 2001, and no such bonus was accrued or paid. The officer was granted an option to purchase 500,000 shares of the Common Stock at an exercise price of $0.34 per share, vesting over three years.

6.   LEGAL  MATTERS

In January 2000, a plaintiff filed an action against the Company alleging breach of contract arising out of a lease agreement for office space. During May 2001, the Company settled with the plaintiff for $174,000, of which $20,000 was paid in May 2001 and $154,000 was paid in July 2001. The $174,000 estimated settlement amount was included in accrued expenses as of December 31, 2000.

In September 2001, the Company entered into a settlement agreement and general release relating to claims by a stockholder regarding his purchase of the Company's stock in a non-public transaction. The Company agreed to register for resale certain shares held by that stockholder, and the Company paid the stockholder $100,000 to settle the claim without admitting fault.

7.   DEBT  AGREEMENTS

In connection with the acquisition of EVG on December 20, 2000 (Note 2), the Company refinanced a $690,000 bank loan assumed from EVG. Under the refinanced terms, the $690,000 loan is due in twenty-four monthly principal payments of $28,800 plus interest at the prime rate (4.75% at December 31, 2001) plus 1.25% through December 2002. The refinanced terms also require that the Company maintain minimum cash balances of at least 1.75 times the current principal balance of the loan. Should the cash balance fall below the minimum cash requirements, an amount equal to the principal balance will become restricted. In April 2001, the bank informed the Company that it was out of compliance with this loan covenant. As a result, the bank transferred $517,500 into a restricted account. Once the Company's cash balances exceed the minimum requirements, the funds will be released. As of December 31, 2001, the Company's loan balance was $345,000. As required by the Company's loan covenant, $345,000 was held in a restricted account as of December 31, 2001 as collateral for repayment of the loan.

During July 2001, the Company obtained a Bridge Loan from one of the stockholders, Intellect Capital Group (ICG), in the amount of $500,000 at an 8% interest rate. The funds were used for general working capital purposes and had a 15 day demand notice call provision. On August 14, 2001 the Company negotiated a forbearance agreement with ICG providing the Company with a 30 day period commencing July 16, 2001 during which ICG would not call the loan. In return, the Company agreed to provide ICG with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30. The warrant includes a provision for cashless exercise. The Company has determined the fair value of these warrants to be $475,000 based on the Black Scholes model and recorded this amount in the statement of operations as interest expense. The assumptions used in the Black Scholes model were as follows: no dividend yield, expected volatility of 132%, risk free interest rate of 5% and expected life of five years. At December 31, 2001, the balance of this bridge loan was $500,000. The bridge loan was subsequently amended in February 2002 (see Note 16).

8.   SHAREHOLDERS'  EQUITY

Preferred  Stock

Upon the reverse acquisition and reorganization referred to in Note 1, the Company authorized 500,000 shares of Preferred Stock, which may be issued in one or more series. The Preferred Stock can be issued with such rights, preferences, and designations as determined by the Board of Directors.

In March 2000, the Company obtained financing of $980,500, net of issuance costs of $79,500, through the issuance of 106 shares of Series A convertible preferred stock to investors. The Company also issued warrants to purchase an aggregate of 185,500 shares of common stock with an exercise price of $3.30, expiring March 2005. The preferred stock was convertible into shares of the Company's common stock, based on the number of days from the issuance date through the conversion date, and the conversion price, which is the lower of $2.65 per share or 80% of the average market price for the Company's common stock for the last five trading days immediately preceding the date of conversion. In June 2000, the Company redeemed all 106 shares of Series A convertible preferred stock by paying an aggregate of $1,272,000 and issuing warrants to purchase an aggregate of 80,140 shares of common stock at an exercise price of $3.30 per share. The Company recorded a deemed dividend of $357,000 for the $212,000 cash premium paid by the Company to redeem the stock and the $145,000 fair value of the warrants.

In June 2000, the Company issued 900 shares of Series B convertible preferred stock to an investor for proceeds of $9,000. The Series B convertible preferred stock was convertible, on or before July 8, 2000, into 50% of the Company's shares of common stock on a fully-diluted basis, following such conversion. In July 2000, the Series B convertible preferred stock was exchanged for 27,914,023 shares of common stock and warrants to purchase 11,900,000 shares of common stock at an exercise price of $1.65 per share. The warrants can be exchanged for 5,950,000 shares of common stock (a two-for-one basis) after December 8, 2000. This transaction has been recorded as a stock issuance cost for the subsequent May 2000 private placement of common stock.

Common  Stock

In July 2000, the Company's Board of Directors increased the number of authorized shares of common stock to 200,000,000.

From May 2000 through July 2000, the Company issued 10,646,600 shares in a private placement of common stock and three-year warrants to purchase 5,323,300 shares of common stock at an exercise price of $1.65 per share for proceeds of $12,218,800, net of stock issuance costs of $1,089,200. In connection with the private placement, 28,000 shares of common stock and three-year warrants to purchase 1,221,000 shares of common stock at an exercise price of $1.65 per share were issued as investor referral fees. The 28,000 shares of common stock and the 1,221,000 three-year warrants issued as fees have an aggregate value of $1,263,000 and are considered a stock issuance cost.

In May 2000, the Company entered into a service agreement with a company to provide investor relation services over a six-month period. Based on the fair market value of the Company's common stock, 37,500 shares of common stock were issued to the consultant in lieu of $75,000 in fees, which has been recorded as compensation cost. In addition, warrants to purchase 100,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 were issued. The warrants vested immediately, and their $157,800 value was recorded as compensation cost. In November 2000, the Company entered into a new investor relations service agreement. The new agreement provided for the issuance of 200,000 shares of common stock, payment of $100,000 and the issuance of warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relations services to be provided over a six month period. The shares and warrants vested immediately and are non-refundable, resulting in a measurement date upon the execution of the agreement and valuation of $237,500 and $178,000, respectively. The values of these shares and warrants were amortized over the six month term of the agreement, resulting in deferred compensation cost of $178,100 and $133,500 and compensation expense of $59,400 and $44,500 relating to the shares and warrants, respectively.

In December 2000, the Company acquired all of EVG's common stock in exchange for 18,192,600 restricted common shares of which 3,208,600 shares were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders (see Note 2) and subsequently released in December 2001.

In January 2001 and June 2001, the Company issued 500,000 shares of common stock upon the exercise of warrants. The exercise price was $0.10 per share, and the Company received $50,000 upon exercise. In June 2001, the Company issued 500 shares of common stock upon the exercise of options. The Company received $200 upon exercise.

In August 2001, the Company accepted $1,350,000 in new equity investment from several accredited investors and issued 6,750,000 shares of common stock. Stock issuance costs relating to this equity financing were $43,100 which have been recorded as a reduction of total proceeds received. The Company filed a registration statement with the Securities and Exchange Commission in November 2001 to register these shares.

During July 2001, the Company entered into a six month contract with an investor relations firm, which required the Company to issue 173,333 shares of common stock and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.50 for 100,000 shares and $0.75 for 100,000 shares. The common stock warrants have piggyback registration rights and are non-forfeitable and vest immediately. The 100,000 warrants at $0.50 are entitled to demand registration rights should the Company's stock price exceed $1.00 per share. The fair value of the shares and warrants totaled $80,900 which was expensed in the statement of operations over the six month term of the contract.

Stock  Purchase  Warrants

In September 1999, the Company issued warrants to purchase 350,000 shares of common stock at an exercise price of $2.31 in connection with a services agreement. 175,000 of these warrants vested immediately, resulting in deferred compensation cost of $218,800, which was amortized over the one year term of the agreement. The remaining 175,000 warrants vested during 2000 resulting in $309,800 in compensation expense, of which $139,500 related to those warrants vesting during 2000 and was originally recorded as deferred compensation cost.

In November 1999, the Company issued warrants to purchase 500,000 shares of common stock at an exercise price of $1.01 in connection with a service agreement with a consultant. These warrants vested immediately, resulting in deferred compensation cost of $585,000, which was being amortized over the six month term of the agreement. In April 2000, the Company repriced these warrants to $0.10 and recorded $85,000 in compensation expense. In December 2000, 220,000 of these warrants were exercised. In January 2001, an additional 100,000 of these warrants were exercised.

In March 2000, the Company sold 400,000 warrants with an exercise price of $0.10 to an investor for proceeds of $10,000. The warrants became exercisable in May 2000 and were exercised during 2001.

In April 2000, the Company granted warrants to purchase 200,000 shares of common stock to a consultant at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the same consultant at an exercise price of $1.00. The warrants expire April 2005 and vested during the second quarter of 2000 resulting in $682,000 in compensation expense in 2000.

In July 2000, the Company issued three year warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing. The $378,000 fair value of the warrant was recorded as stock based compensation expense in 2000.

As further discussed in Note 7 and 16, on August 14, 2001 in connection with a bridge loan, the Company issued a warrant to ICG to purchase 1,875,000 shares of common stock at a purchase price of $0.30. The warrant includes a provision for cashless exercise. During February 2002, the warrant was repriced to $0.09 per share.

In August 2001, the Company entered into a financial advisory and investment banking agreement with vFinance Investments, LLC (vFinance) to help raise money for the Company for a one year period ending August 2002. The contract with vFinance for financial advisory services required the Company to issue a warrant for the purchase of 200,000 shares of common stock at an exercise per of $0.27 per share, non-forfeitable, vesting immediately, with a term of five years, piggyback registration rights and a provision for cashless exercise. The fair value of the warrant was $56,700 which is being expensed in the statement of operations over the one year period of the agreement to provide financial advisory services.

A summary of the activity of the Company's outstanding warrants during 2001 and 2000 follows:


                            Warrants Outstanding

                  December 31, 2001                 December 31, 2000
                           Weighted-Average                Weighted-Average
            Shares          Exercise Price      Shares     Exercise Price
Beginning    20,605,940   $             1.63     916,000   $          1.05
Granted       2,275,000   $             0.15  19,909,940   $          1.64
Exercised      (500,000)  $             0.10    (220,000)  $          0.10
           -------------                      -----------
Ending       22,380,940   $             1.52  20,605,940   $          1.63
---------  =============  ------------------  ===========  ---------------


The weighted average fair value of warrants granted in 2001 and 2000 was $0.24 and $1.23, respectively.

As of December 31, 2001, the following common stock warrants were issued, outstanding and exercisable:

                           Shares
                          subject    Exercise    Fair     Expiration
                         to warrant    price    Value        Date
Issued with respect to:
Services agreement          350,000  $    2.31  $ 1.52  September 2004
Services agreement          180,000       0.10    1.17  November 2004
Issuance of common
stock                        66,000       1.53    1.21  December 2004
Issuance of preferred
stock
and redemption of
previous
warrants                    265,640       3.30    1.81  May  2005
Services Agreement          200,000       0.10    2.33  April  2005
Services Agreement          100,000       1.00    2.16  April  2005
Conversion of


                                      F-22

preferred stock          11,900,000       1.65    1.26  December  2005
Settlement  Agreement       300,000       1.65    1.26  June 2003
Issuance of common
stock                     6,544,300       1.65    1.01  May-July  2003
Services  Agreement          50,000       2.75    0.92  December  2002
Services Agreement           50,000       3.25    0.90  December  2002
Services Agreement           50,000       4.00    0.88  December  2002
Services Agreement           50,000       4.50    0.86  December  2002
Bridge Loan               1,875,000       0.30    0.25  August 2006
Services Agreement          200,000       0.27    0.28  October 2003
Services Agreement          100,000       0.75    0.14  October 2003
Services Agreement          100,000       0.50    0.16  October 2003
-----------------------  ----------  ---------  ------  --------------
Total                    22,380,940  $    1.53
-----------------------  ----------  ---------  ------  --------------

The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2001 and 2000, respectively: dividend yield of 0; expected volatility of 128% and 199%; risk-free interest rate of 5.0% and 6.5%; and an expected life of five years for all warrants.

Stock  Options

In March 1999, the Company adopted a stock option plan for its employees, directors, and consultants. This Plan was amended in June 1999 and subsequently in December 2000. In April 2001, the Company adopted a new stock option plan ("the Plan"). The plan has not yet been formally approved by shareholders and therefore no options granted under the plan are exercisable. The number of shares authorized for options under all plans were 13,750,000. In March 2002, the Company's Board of Directors voted to increase the total options available for issuance to 20,000,000, subject to shareholder approval. As of December 31, 2001 there were 6,382,003 options available for grant, prior to the increase of available options to 20,000,000. Options are exercisable as determined by the Board of Directors on the date of grant and expire not more than ten years after the date of grant. The Company applies Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and Related Interpretations in Accounting for Stock Options Issued to Employees. Under APB Opinion No. 25, employee compensation cost is recognized when the estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

A summary of the status of the Company's stock option plan as of December 31, 2001 and 2000 and changes during the years then ended is presented in the following table:

                                OPTIONS OUTSTANDING

                               December 31, 2001          December 31, 2000
                                        Wtd.-Avg.                  Wtd.-Avg.
                            Shares     Exer. Price     Shares     Exer. Price
Beginning                  9,402,689   $       1.04   3,641,501   $       0.75
Granted                    2,050,000   $       0.46   7,237,018   $       1.28
Exercised                       (500)  $       0.48     (81,432)  $       0.53
Canceled                  (4,084,192)  $       1.33  (1,394,398)  $       1.50
                         ------------                -----------
Ending                     7,367,997   $       0.72   9,402,689   $       1.04
                         ============                ===========
Exercisable at
year-end                   3,047,260   $       0.78   2,488,404   $       0.92
-----------------------  ------------                -----------

Wtd.-avg. fair value of
options
granted during the year  $      0.11                              $       0.29


During 2001, $65,400 in non-employee compensation expense was recorded in connection with a Separation and General Release Agreement entered into with a former employee. During the year ended December 31, 2000, the Company granted 140,000 options to non-employees, resulting in compensation expense of $29,100. The Company estimates the fair value of non-employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 2001 and 2000, respectively: no dividend yield, expected volatility of 128% and 215%; risk free interest rate of 5.0% and 6.5%; and expected life of four and five years. Additionally, the Company granted 475,000 below-market price options to employees in 2000, resulting in compensation expense of $370,500 and $115,700 during 2001 and 2000, respectively.

During fiscal 2001, the Company did not grant any stock options with exercise prices that were less than the quoted market price of the Company's common stock. A summary of stock option grants with exercise prices equal to or less than the estimated fair market value on the date of grant during the year ended December 31, 2000 is as follows:

                                                          Weighted Avg Exer  Weighted Avg Fair
                                       Options Granted         Price         Value of Options
Fiscal 2000
Grants with exercise price above
  estimated fair market value                   654,112  $             3.38  $            2.98
Grants with exercise price equal
  to fair market value                        4,660,906                0.91               0.83
Grants with exercise price less than
  estimated fair market value or less         1,922,000                1.40               1.77
                                      -----------------
                                              7,237,018
                                      =================

The following table summarizes information about stock options outstanding as of December 31, 2001:


                     Options Outstanding                                Options Exercisable

                      Weighted -Average                                  Weighted -Average

Range of Exercise                          Remaining                            Number
      Prices        Number Outstanding  Contractual Life        Price        Outstanding   Exercise Price

0.34                         3,000,000       9.04  years  $       0.34         958,333              $0.34
0.44-.50                     3,173,349        3.72 years          0.27       1,545,308               0.27
0.84-1.375                     579,970         8.6 years          1.35         265,217               1.35
1.50-2.00                       60,666        8.30 years          1.62          28,195               1.62
2.125-2.80                     100,000        8.50 years          2.59          50,000               2.59
3.40                           454,012        8.24 years          3.44         200,207               3.44
                          ------------                                     -----------
                             7,367,997        6.65 years          0.65       3,047,260               0.65
                          ============                                     ===========

While the Company continues to apply APB Opinion No. 25, SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net loss as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed by SFAS No. 123. The Company estimates the fair value of employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2001 and 2000, respectively: no dividend yield, expected volatility of 128% and 215%; risk-free interest rate of 5.0% and 6.5%; and an expected lives of four and five years.

Under the accounting provisions of SFAS No. 123, the Company's net loss available to common shareholders and net loss per share would have been increased to the pro forma amounts indicated below:


                                            Years ended
                                  December 31,        December 31,
                                      2001               2000

                                 Net loss allocable to common shareholders:
                 As reported     $ (11,828,300)     $  (11,431,300)
            -------------------------------------------------------

                 Pro forma       $ (13,757,800)     $  (12,367,500)
                 --------------------------------------------------

                 Basic and diluted loss per share:
                 As  reported    $       (0.17)     $       (0.35)
                 Pro forma       $       (0.20)     $       (0.38)
                                 --------------     --------------


9.  INCOME  TAXES

For the years ended December 31, 2001 and 2000, income tax expense consists of the $800 California state minimum taxes for each entity. In 2000, this amount is included in loss from discontinued operations in the consolidated statement of operations.

The following summarizes the differences between the income tax expense and the amount computed by applying the Federal income tax rate of 34% in 2001 and 2000 to loss before income taxes:

     Years ended December 31,                                   2001         2000
     Federal income tax at statutory rate                 $ (4,020,800)  $(3,718,200)
     State income taxes, net of federal                       (709,600)     (635,200)
     Benefit
     Compensation  associated  with                            272,800     1,435,500
      Warrant/stock  option  grants
     Increase in valuation                                   2,021,200     2,634,700
     allowance Non-deductible  expense  and
     other,  net                                             2,438,800       284,000
                                                          -------------  ------------

     State Taxes                                          $      2,400   $       800
                                                          =============  ============

Deferred  tax  assets  (liabilities)  comprise  the  following:



                                        December 31, 2001
    ----------------------------------  ------------------
    Loss carryfowards                          $6,802,700
    Reserves not currently deductible              86,700
    Depreciation                                   (2,000)
                                        ------------------
                                                6,887,400
    Valuation allowance                        (6,887,400)
    ----------------------------------  ------------------
    Net deferred tax asset                     $   ------
    ----------------------------------  ------------------


The Company has placed a valuation allowance against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets.

As of December 31, 2001, the Company has net operating loss carry forwards available to reduce future taxable income, if any, of approximately $18,465,300 and $8,741,200 for Federal and California state tax purposes, respectively. The benefits from these carryforwards expire in various years through 2021.

Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryover may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period. The Company has not determined if such a change in ownership has occurred. An ownership change may have occurred as a result of the transactions as described in Notes 2 and 8. However, the Company has not determined the amount of the loss carryover limitation, if any, resulting from these transactions or any prior transaction.

10.  CONCENTRATIONS

Major  Customers

For the year ended December 31, 2001, no individual customer accounted for more than 10% of net revenues.

During the year ended December 31, 2000, three customers accounted for 19%, 18% and 14% of net revenues, respectively. As of December 31, 2000, these customers accounted for 52% of total accounts receivable.

Credit  Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with high quality financial institutions. As of December 31, 2001, the Company had deposits with financial institutions, including restricted cash, that aggregated $582,200, of which $100,000 is insured by the Federal Deposit Insurance Corporation.

11.  STATEMENTS  OF  CASH  FLOWS

During the year ended December 31, 2001 the Company paid $46,800 for interest and $2,400 for income taxes. During the year ended December 31, 2000, the Company paid $9,500 for interest and $800 for income taxes.
During the year ended December 31, 2001, non-cash financing activities consisted of the following: the issuance of 189,417 shares of common stock and warrants to purchase 400,000 shares of common stock in exchange for services; and the performance of web site development services for $182,500 worth of advertising and trade show credits. During the year ended December 31, 2000, non-cash financing activities consisted of the following: the issuance of 32,500 shares of common stock in exchange for accrued expenses totaling $15,600; the issuance of warrants to purchase an aggregate of 11,900,000 shares of common stock exchangeable on a two for one basis for common stock; the issuance of 28,000 shares of common stock and warrants to purchase 1,221,000 shares of common stock for fees relating to the private placement of common stock; a deemed dividend of $357,000 on the redemption of Series A Preferred Stock; the issuance of 237,500 shares of common stock in exchange for services; and the issuance of 14,984,000 shares of common stock in exchange for EVG's common stock.

12.  RELATED  PARTY  TRANSACTIONS

In July 2000, the Company paid one of its stockholders Intellect Capital Group LLC (ICG) fees of approximately $630,000 in connection with a private placement of the Company's common stock. These fees were based on the Stock Purchase Agreement entered into between the Company and ICG on June 8, 2000 under which ICG purchased 900 shares of Series B Convertible Preferred Stock (Note 8). This transaction occurred before ICG owned any common stock of the Company.

During July 2001, the Company obtained a bridge loan from ICG in the amount of $500,000 at an annual 8% interest rate (see Note 7). The bridge loan had a 15 day demand notice call provision. On July 14, 2001, the Company negotiated a forbearance agreement with ICG that provided the Company with a 30 day period commencing July 16, 2001 during which ICG would not call the loan. In exchange for this, the Company issued 1,875,000 warrants to purchase shares of the Company's common stock at a purchase price of $0.30 and included a provision for cashless exercise. As further discussed in Note 16, an amendment to the Bridge Loan was executed in February 2002, which resulted in an increase in the interest rate to 12%, the issuance of a warrant to purchase 500,000 additional shares at an exercise price of $0.09 and the repricing of the original 1,875,000 warrants from $0.30 to $0.09 per share.

Al Marco, the former majority owner of EVG and current minority shareholder of the Company, is a majority owner of Marco Fine Arts ("MFA"). Pursuant to the acquisition of EVG on December 20, 2000, the Company has assumed a non-interest bearing loan of $800,000 owed by EVG to MFA and a $12,000 loan from one of its minority shareholders. The entire balance of both loans were repaid on December 21, 2000 and January 10, 2001, respectively. In connection with the acquisition of EVG, the Company acquired $100,000 of promotional art prints previously contributed to EVG by MFA for use in future promotions. This amount was included in prepaid expenses and other current assets at December 31, 2000. During 2001, due to a change in strategy to no longer utilize these promotional art prints as a promotional tool, the prepaid amounts related to these promotional art prints lost their value and were subsequently written off.

In September 2001, the Company entered into a settlement agreement and general release relating to claims against us from a third party that also provided a benefit to our Board of Directors.

As of December 31, 2001, the Company owed $104,500 to ICG, a minority shareholder, for interest on the bridge loan from ICG and expenses paid by ICG on the Company's behalf. This amount is included in the payable to shareholders.

Al Marco, the Company's CEO and minority shareholder, owns the building occupied by the Company in El Segundo, California. The Company paid $128,700 in rent to Al Marco during 2001. As of December 31, 2001, the Company owed Al Marco $11,400 for rent, including the 5% increase adjustment.

During 2001, the Company paid $133,900 to Marco Fine Arts, a company owned by Al Marco, the Company's CEO. This payment related to various operating expenses
paid on the Company's behalf by Marco Fine Arts.   As of December 31, 2001, the
Company owed Marco Fine Arts $4,600.

In January 2002, the Company entered into an independent contractor agreement with one of its directors whereby the Company will receive business development, marketing and product development services over a one-year period (Note 16).

13.   SEGMENT INFORMATION

The Company has two reportable segments: Technology and Consumables. See Note 14, Discontinued Operations and Asset Sale below. Technology, previously referred to as Dealer Network, provides marketing and Internet solutions to a network of independent frame shops and art galleries around the country, in addition to the BrightCube Solution, which distributes art images via the
internet for print on demand by its customers.   The Consumables unit develops
and distributes a line of proprietary digital inkjet papers.   Since the
Company's Board of Directors decided to discontinue its ASP Service operations in May 2001, the ASP Services division is no longer a reportable segment.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on income or loss before income taxes, not including nonrecurring gains or losses. Inter-segment transfers between reportable segments have been insignificant. Expenses that are incurred for the benefit of all of the business segments and that are not directly attributable to one business line, such as administrative overhead, are allocated to each segment based on that segment's share of the consolidated revenues. During the year ended December 31, 2001, the Company reduced the allocation of general and administrative expenses to the ASP Services division as this division was discontinued. As the majority of these general and administrative expenses will not be reduced with this discontinuation, the expenses are being allocated to the remaining operating divisions. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technologies or products and marketing strategies.


The following table presents information about reported segment loss and segment assets for the year ended December 31, 2001:

                                          TECHNOLOGY    CONSUMABLES       TOTAL
Revenues from external customers         $   435,600   $  1,132,400   $  1,568,000
Interest income                                7,400         19,300         26,700
Interest and other expense                   124,600        417,600        542,200
Depreciation                                  56,500        189,000        245,500
Segment loss from continuing operations   (6,235,900)    (5,207,000)   (11,442,900)
Segment assets                             1,892,900      3,670,800      5,563,700
Expenditures for segment assets               18,200         27,400         45,600


The total of reported segment revenues, loss before income taxes and total assets equals the Company's consolidated totals except amounts included under discontinued operations. Prior to the year ended December 31, 2001, the Company only operated in one business segment, which was discontinued in 2001.

14.     DISCONTINUED OPERATIONS AND ASSET SALE

During May 2001 the Company's Board of Directors decided to either sell or close
the operations of the Company's ASP Services division.   In October 2001
Brightcube entered into an asset purchase agreement to sell this division. This transaction closed during November 2001, and the Company received $1,020,000 in cash at closing. An additional $180,000 is being held in escrow for 14 months but is not included in the gain from the sale of the operations due to the uncertainty of collections.

A calculation of the gain from the sale of the ASP Services division assets is as follows:

Sales Price                                           $  1,020,000

Net Book Value of Assets Sold                             (203,900)

Loss from operations from May to October 2001             (223,000)
                                                      -------------
Gain                                                  $    593,100
                                                      =============

The operating results of this discontinued operation for 2001 are as follows:

                           Year ended  December 31,
                             2001           2000
Net Sales                $   505,800   $     481,000
                         ------------  --------------
Gross Profit                 310,900          94,600
                         ------------  --------------
(Loss) from Operations      (223,000)    (11,268,500)
                         ------------  --------------
NET (Loss)               $  (385,400)  $ (11,074,300)
                         ------------


15.     BARTER TRANSACTION

During the fourth quarter of 2001, the Company entered into a barter agreement with an unrelated party whereby the Company agreed to develop and maintain two web sites in return for magazine advertisement and trade show booth space credits. The Company has valued this transaction based on the estimated fair value of the services received of $182,500. As a result of this transaction, the Company recorded $161,200 in prepaid advertising and $63,500 in deferred revenue as of December 31, 2001. During the year ended December 31, 2001, the Company recognized $119,000 in other income for web site development services provided and $21,300 in advertising expense for trade show space utilized related to this barter agreement.

16. SUBSEQUENT EVENTS

In January 2002, the Company entered into a consulting agreement with one of its
Directors,   for a twelve month period.  In exchange for business development, marketing, and product development consulting services, this Director will be paid $2,500 per month as base consulting fees for services in regards to the Company's OEM paper sales and $2,500 per month as a draw against future commissions. Additionally, the Director is to receive 1% to 3% commissions on paper sales to large customers based on his efforts. The Director also was granted non-qualified options to purchase 350,000 shares of Common Stock at an exercise price of $0.11 per share in the Company. 50% of these options vest immediately upon issuance and the remaining 50% vest evenly over two years. In accordance with SFAS No. 123, the value of the 350,000 options will be recorded as compensation expense over the one year term of the agreement, with the value attributable to the initial 175,000 options vesting immediately of $22,900 being recorded during the first quarter of 2002 and the value of the remaining 175,000 options being recorded over the one year life of the contract, subject to variable accounting rules, until final measurement occurs over the two-year vesting period.

In February and March 2002, on two closing dates with the same terms, the Company obtained $1,325,000, less financing and bank fees of $185,350, from a bridge loan from outside investors through a placement agent, vFinance Investments, Inc, (the "Bridge"). The Bridge consisted of 26.5 Units (each unit ("Unit") consisting of a 12% nine-month Promissory Note in the principal amount of $50,000 (the "Notes") and 50,000 five-year Common Stock purchase warrants exercisable at $0.09 per share; pursuant to a Subscription Agreement dated January 25, 2002 by and among the Company and certain investors (the "Investors") (the "Subscription Agreement"). Additionally, under the terms of the Subscription Agreement if the Notes are not repaid within 9-months, the Company will issue to holders of any Notes then outstanding a total of 2,500,000 Common Stock purchase warrants exercisable at $0.06 per share per month past due, up to a maximum of 10,000,000 Common Stock purchase warrants, (the "Penalty Warrants"). The Company has determined the fair value of the 1,325,000 warrants issued in connection with this 2002 Bridge to be $119,300 based on the Black Scholes model, and will record this amount in the statement of operations as interest expense over the nine-month term of the loan. The assumptions used in the Black Scholes model were as follows: no dividend yield, expected volatility of 128%, risk free interest rate of 5% and expected life of five years.

In February 2002, in connection with the Bridge, ICG agreed to amend its earlier bridge loan from July 2001 for $500,000 as follows: (i) ICG will subordinate its repayment right and will have the right to receive up to $1 for every $2 paid to the note holders under the Bridge unless the Bridge is repaid in full, and (ii) ICG will not exercise the ability under the Loan and Security Agreement and Promissory Note, both dated July 16, 2001 by and between the Company and ICG, for demand payment rights until the earlier of (a) November 30, 2002 or (b) the Bridge is repaid in full. In return the Company agreed to: (i) issue 500,000 Common Stock purchase warrants exercisable at $0.09 per share to ICG under the same terms as the Note holders under the Bridge, (ii) lower the exercise price of the previously issued 1,875,000 Common Stock purchase warrants from $.30 to $.09 per share and (iii) allow ICG to participate pro rata in the Penalty Warrants, if any, and (iv) increase the interest rate on the loan from 8% to 12% per annum effective February 19, 2002. The Company has determined the fair value of the 500,000 additional warrants and the incremental fair value of the 1,875,000 warrants repriced from $0.30 to $0.09 to be $62,200 based on the Black Scholes model and will record this amount in the statement of operations as interest expense over the amended nine-month term of the loan. The assumptions used in the Black Scholes model were the same as noted in the paragraph above.

On March 13, 2002, the Board of Directors granted options to purchase common shares to management, outside board members, and various other employees as part of a 2002 compensation package. Management and several employees received 5,340,000 options to purchase common stock at $0.11 per share, vesting over three years. Outside Board members received 2,200,000 options with the same exercise price vesting over one year. The intrinsic value of the options issued to management and employees and 600,000 of the options issued to outside Board members was $415,800. The Company has determined the fair value of the remaining 1,600,000 Board options to be $838,800 based on the Black Scholes model, with the following assumptions: no dividend yield, expected volatility of 128%, risk-free interest rate of 5%, and expected life of ten years. The Company will record compensation expense relating to these option issuances over their respective vesting periods.